Exhibit 99.1

Press Contact:	Investor Relations:
Drew Guthrie	Melissa Kivett	John Egan
Manager, Communications	Senior Vice President	Vice President
and Media Relations	Investor Relations	Investor Relations
Phone: 212-859-7002	Phone: 212-859-7029	Phone: 212-859-7197
Fax: 212-859-5893	Fax: 212-859-5893	Fax: 212-859-5893
drew.guthrie@assurant.com	melissa.kivett@assurant.com	john.egan@assurant.com

FOR IMMEDIATE RELEASE

Assurant Reports Q2 2008 Net Operating Income of $185.8 Million ($1.55

per diluted share), Up 10% from Q2 2007

Net Income of $190.0 Million ($1.59 per diluted share), Up 14% Compared to Q2 2007

New York – July 31, 2008 – Assurant, Inc. (“Assurant”) (NYSE: AIZ), a premier provider of specialized insurance and insurance-related products and services, today reported its results for the second quarter and first six months of 2008.

Robert B. Pollock, president and chief executive officer, said: “Despite a slowing economy and uncertain capital markets, Assurant had a solid quarter and strong first half of 2008. We delivered double digit growth in net operating income on both a quarterly and year to date basis and generated an operating return on equity well in excess of 15%—both key metrics for Assurant.”

“Our solid results this quarter and for the first half of 2008 continue to demonstrate the value of our diversified specialty insurance platform. We continue to execute our strategy and are financially well positioned for the opportunities and challenges arising from the changing economic landscape,” Mr. Pollock concluded.

Second Quarter Results

Net income in the second quarter of 2008 increased 14% to $190.0 million, or $1.59 per diluted share, versus net income of $166.3 million, or $1.36 per diluted share, in the second quarter of 2007. The second quarter of 2008 included a gain of $26.6 million after-tax from the sale of an inactive subsidiary and $22.4 million of net after-tax realized losses on investments including $17.9 million from other than temporary impairments in the investment portfolio.

Net operating income (see footnote 1 at the end of this release) for the second quarter of 2008 increased 10% to $185.8 million, or $1.55 per diluted share, compared to net operating income of $168.3 million, or $1.37 per diluted share, for the second quarter of 2007.

Net earned premiums of $2.0 billion in the second quarter of 2008 increased 11% from $1.8 billion in the same period of 2007, driven primarily by growth in Assurant Specialty Property and Assurant Solutions.

Net investment income in the second quarter of 2008 increased 6% to $201.2 million from $190.3 million in the second quarter of 2007. The second quarter of 2008 benefited from an increase in average invested assets.

Six-Month Results

Net income in the first half of 2008 was $376.8 million, or $3.16 per diluted share, an increase of 9% versus first half 2007 net income of $345.7 million, or $2.80 per diluted share. Net income for the first six months of 2008 included a gain of $26.6 million after-tax from the sale of an inactive subsidiary and $50.5 million of net after-tax realized losses on investments, including $46.1 million from other than temporary impairments in the investment portfolio.

Net operating income for the first half of 2008 was $400.7 million, or $3.36 per diluted share, an increase of 16% versus first half 2007 net operating income of $344.1 million, or $2.79 per diluted share.

Net earned premiums of $3.9 billion in the first half of 2008 represent an 11% increase over first half 2007 net earned premiums of $3.6 billion, driven primarily by growth in Assurant Specialty Property and Assurant Solutions.

Net investment income in the first half of 2008 decreased 2% to $399.0 million from $407.2 million in the first half of 2007. This was attributable to a decrease of $33.1 million in investment income from real estate joint venture partnerships in the first six months of 2008 compared to the same period in 2007. The first six months of 2008 benefited from an increase in average invested assets.

The following chart provides a reconciliation of net operating income to net income for Assurant:

	For the Three Months Ended		For the Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
	(UNAUDITED)
	(dollars in millions, net of tax)
Assurant Solutions	$32.4	$30.2	$79.9	$74.3
Assurant Specialty Property	131.0	90.2	255.8	164.6
Assurant Health	27.7	33.8	65.0	74.4
Assurant Employee Benefits	18.6	21.5	35.0	50.4
Corporate and other	(18.8)	(2.9)	(24.7)	(10.5)
Amortization of deferred gain on disposal of businesses	4.8	5.4	9.6	10.8
Interest expense	(9.9)	(9.9)	(19.9)	(19.9)

Net operating income	185.8	168.3	400.7	344.1

Adjustments:
Net realized (losses) gains on investments	(22.4)	(2.0)	(50.5)	1.6
Gain on sale of inactive subsidiary	26.6	—	26.6	—

Net income	$190.0	$166.3	$376.8	$345.7

Assurant Solutions

Assurant Solutions second quarter 2008 net operating income was $32.4 million, up 7% from second quarter 2007 net operating income of $30.2 million. The increase for the quarter was driven by favorable domestic loss experience. This was offset by a $6.9 million after-tax charge related to losses from a credit life product in Brazil. The second quarter of 2007 benefited from $3.6 million after-tax relating to three items: $3.5 million in fees from the sale of the U.S. Preneed independent franchise, $4.5 million of income resulting from a project to improve the reconciliation of client commission payable accounts, and a $4.4 million charge related to a credit life product in Brazil. Net operating income for the first six months of 2008 was $79.9 million, up 8% from $74.3 million for the first six months of 2007. Results for the six months benefited from improved domestic loss experience and $11.7 million of after-tax income from contract-related settlements with domestic service contract clients. This improvement was offset by continued investment in international operations and a decrease of $9.3 million after-tax of investment income from real estate joint venture partnerships compared to the first half of 2007.

Assurant Solutions second quarter 2008 net earned premiums increased 13% to $700.6 million from $618.7 million in the second quarter of 2007. Net earned premiums for the first six months of 2008 were $1.4 billion, up 15% from $1.2 billion for the first six months of 2007. The increases for the quarter and the first six months were primarily driven by continued growth in the domestic and international service contracts; growth in preneed primarily from the July 2007 acquisition of Mayflower National Life

Insurance Company; and the impact of favorable foreign currency exchange. Results were offset by a continued decline in premiums related to the domestic independent runoff in preneed and domestic credit insurance.

Assurant Specialty Property

Assurant Specialty Property second quarter 2008 net operating income was $131.0 million, up 45% from $90.2 million in the second quarter of 2007. Net operating income for the first six months of 2008 was $255.8 million, up 55% from $164.6 for the first six months of 2007. The increases for the quarter and first six months were primarily driven by the continued growth in creditor-placed homeowners insurance, continued favorable combined ratios and an increase in investment income. Assurant historically reported Insurance Services Office (ISO) catastrophe related losses in excess of $5 million per event and this quarter no single event reached that threshold. However, there was an unusually high frequency of ISO events in the second quarter of 2008 which resulted in $11.5 million after-tax of catastrophe related losses in comparison to $3.4 million after-tax in the second quarter of 2007. Second quarter 2007 included income of $5.5 million after-tax from a project to improve the reconciliation of client commission payable accounts.

Assurant Specialty Property second quarter 2008 net earned premiums increased 36% to $533.9 million compared to $393.6 million in the same year-ago period. Net earned premium for the first six months of 2008 increased 33% to $1.0 billion compared to $760.7 million for the first six months of 2007. The increases for the quarter and first six months are primarily due to the continued organic growth in creditor-placed homeowners insurance.

Assurant Health

Assurant Health second quarter 2008 net operating income was $27.7 million, a decrease of 18% compared to second quarter 2007 net operating income of $33.8 million. Net operating income for the first six months of 2008 was $65.0 million, a decrease of 13% compared to $74.4 million for the first six months of 2007. The decreases for the quarter and first six months were primarily driven by a continued decline in small group medical premiums and an increase in the combined ratio due to less favorable individual medical loss experience.

Assurant Health second quarter 2008 net earned premiums decreased 5% to $487.7 million from $513.9 million in the second quarter of 2007. The continued decline in small group medical premiums was accompanied by a 1% decrease in individual medical premiums during the second quarter. Net earned premiums for the first six months of 2008 decreased 4% to $983.8 million compared to $1.0 billion for the first six months of 2007. For the first six months of 2008, small group medical premiums were down 14% while individual medical premiums grew slightly.

Assurant Employee Benefits

Assurant Employee Benefits second quarter 2008 net operating income was $18.6 million, down 13% from second quarter 2007 net operating income of $21.5 million. Net operating income for the first six months of 2008 was $35.0 million, down 31% from $50.4 million for the first six months of 2007. Results for the second quarter and first six months of 2008 are lower as a result of less favorable loss experience compared to the same period in 2007. In addition, investment income from real estate joint venture partnerships declined $9.1 million after-tax in the first six months of 2008 compared to the first six months of 2007.

Assurant Employee Benefits second quarter 2008 net earned premiums increased slightly to $273.2 million compared to $272.5 million in the second quarter of 2007. Net earned premiums for the first six months of 2008 decreased 3% to $553.7 million from $569.1 million in the first six months of 2007. Results for the first six months of 2008 included $5.5 million in single premiums from closed blocks of business compared to $22.8 million in the first six months of 2007.

Corporate and other

Corporate and other net operating loss for the second quarter of 2008 was $18.8 million, compared to a loss of $2.9 million in the second quarter of 2007. Higher losses for the quarter were mainly due to a decline of $2.3 million after-tax in investment income and $3.0 million of after-tax expenses related to the ongoing SEC investigation regarding certain loss mitigation products. The second quarter 2007 results included $2.9 million of tax benefit from the change in certain tax liabilities. Corporate and other net operating loss for the first six months of 2008 was $24.7 million compared to a loss of $10.5 million for the first six months of 2007. The increase in net operating loss was mainly due to a decline of $5.1 million after-tax in investment income and $4.6 million of after-tax expenses related to the ongoing SEC investigation regarding certain loss mitigation products. Results for the first six months of 2007 were negatively impacted by $2.9 million of tax expense from the change in certain tax liabilities.

Financial Position

Our strength is reflected in our financial position. At June 30, 2008 total assets were $26.2 billion. Stockholders’ equity, excluding accumulated other comprehensive income (AOCI), was $4.4 billion and book value per diluted share, excluding AOCI, was up 9% to $36.68 from $33.73 at December 31, 2007. Debt to total capital, excluding AOCI, improved to 18.3% from 19.7% at December 31, 2007.

Earnings Conference Call

Assurant will host a conference call today at 9:00 A.M. (ET) with access available via Internet and telephone. Investors and analysts may participate in the live conference call by dialing 888-603-6873 (toll-free domestic) or 404-665-9924 (international); passcode: 29716034. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one week via telephone starting at approximately 12:00 P.M. (ET) today and can be accessed at 800-642-1687 (toll-free domestic) or 706-645-9291 (international); passcode: 29716034. The webcast will be archived on Assurant’s website.

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America and selected other international markets. The four key businesses — Assurant Solutions; Assurant Specialty Property; Assurant Health; and Assurant Employee Benefits — have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments in the U.S. and selected international markets. The Assurant business units provide debt protection administration; credit-related insurance; warranties and service contracts; pre-funded funeral insurance; creditor-placed homeowners insurance; manufactured housing homeowners insurance; individual health and small employer group health insurance; group dental insurance; group disability insurance; and group life insurance.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has more than $26 billion in assets and $8 billion in annual revenue. Assurant has approximately 14,000 employees worldwide and is headquartered in New York’s financial district. www.assurant.com.

Safe Harbor Statement

Some of the statements included in this press release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. You can identify these statements by the fact that they may use words such as “will,” “anticipate,” “expect,” “estimate,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” or the negative versions of these words and terms with a similar meaning. Our actual results might differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this earnings release or the exhibits as a result of new information or future events or developments.

The following risk factors could cause our actual results to differ materially from those currently estimated by management: (i) failure to maintain significant client relationships, distribution sources and contractual arrangements; (ii) failure to attract and retain sales representatives; (iii) general global economic, financial market and political conditions (including fluctuations in interest rates, mortgage rates, monetary policies and inflationary pressure); (iv) inadequacy of reserves established for future claims losses; (v) failure to predict or manage benefits, claims and other costs; (vi) diminished value of invested assets in our investment portfolio (due to, among other things, credit and liquidity risk, environmental liability exposure and inability to target an appropriate overall risk level); (vii) losses due to natural and man-made catastrophes; (viii) unavailability, inadequacy and unaffordable pricing of reinsurance coverage; (ix) inability of reinsurers to meet their obligations; (x) insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance; (xi) credit risk of some of our agents in Assurant Specialty Property and Solutions; (xii) a further decline in the manufactured housing industry; (xiii) a decline in our credit or financial strength ratings; (xiv) failure to effectively maintain and modernize our information systems; (xv) failure to protect client information and privacy; (xvi) failure to find and integrate suitable acquisitions and new insurance ventures; (xvii) inability of our subsidiaries to pay sufficient dividends; (xviii) failure to provide for succession of senior management and key executives; (xix) negative publicity and impact on our business due to unfavorable outcomes in litigation and regulatory investigations (including the potential impact on our reputation and business of a negative outcome in the ongoing SEC investigation); (xx) significant competitive pressures in our businesses and cyclicality of the insurance industry: (xxi) current or new laws and regulations that could increase our costs or limit our growth.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our Annual Report on 10-K, as filed with the SEC.

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the company’s operating performance for the periods presented in this press release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)

Assurant uses net operating income as an important measure of the company’s operating performance. As shown in the chart on page 2, net operating income equals net income excluding net realized gains (losses) on investments and other unusual and/or infrequent items. The company believes net operating income provides investors a valuable measure of the performance of the company’s ongoing business, because it excludes both the effect of realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur.

Please see page 17 of the financial supplement, which is available on our website at www.assurant.com, for a summary of net operating income disclosed items.

Assurant, Inc. and Subsidiaries

Consolidated Statement of Operations (unaudited)

Three and Six Months Ended June 30, 2008 and 2007

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(in thousands except number of shares and per share amounts)
Revenues
Net earned premiums and other considerations	$1,995,516	$1,798,687	$3,936,933	$3,558,196
Net investment income	201,211	190,302	398,985	407,198
Net realized (losses) gains on investments	(34,574)	(3,086)	(77,717)	2,484
Amortization of deferred gain on disposal of businesses	7,327	8,246	14,706	16,595
Fees and other income	79,280	70,578	153,178	137,517

Total revenues	2,248,760	2,064,727	4,426,085	4,121,990
Benefits, losses and expenses
Policyholder benefits	998,208	903,081	1,935,667	1,791,575
Selling, underwriting, general and administrative expenses	985,851	893,876	1,924,501	1,769,830
Interest expense	15,287	15,296	30,575	30,593

Total benefits, losses and expenses	1,999,346	1,812,253	3,890,743	3,591,998

Income before provision for income taxes	249,414	252,474	535,342	529,992
Provision for income taxes	59,460	86,194	158,558	184,255

Net income	$189,954	$166,280	$376,784	$345,737

Net income per share:
Basic	$1.61	$1.38	$3.19	$2.85
Diluted	$1.59	$1.36	$3.16	$2.80

Dividends per share	$0.14	$0.12	$0.26	$0.22

Share Data:
Basic weighted average shares outstanding	118,059,955	120,657,052	117,971,858	121,399,339

Diluted weighted average shares outstanding	119,492,837	122,492,504	119,423,506	123,334,227

Assurant, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets

At June 30, 2008 (unaudited) and December 31, 2007

	June 30, 2008	December 31, 2007
	(in thousands)
Assets
Investments and cash and cash equivalents	$14,483,940	$14,552,115
Reinsurance recoverables	3,916,486	3,904,348
Deferred acquisition costs	2,917,852	2,895,345
Goodwill	828,743	832,656
Assets held in separate accounts	2,662,175	3,143,288
Other assets	1,402,836	1,422,564

Total assets	26,212,032	26,750,316

Liabilities
Policyholder benefits and claims payable	10,517,495	10,492,580
Unearned premiums	5,531,862	5,410,709
Debt	971,909	971,863
Mandatorily redeemable preferred stock	11,160	21,160
Liabilities related to separate accounts	2,662,175	3,143,288
Accounts payable and other liabilities	2,269,951	2,621,813

Total liabilities	21,964,552	22,661,413

Stockholders’ equity
Equity, excluding accumulated other comprehensive (loss) income	4,385,248	4,034,992
Accumulated other comprehensive (loss) income	(137,768)	53,911

Total stockholders’ equity	4,247,480	4,088,903

Total liabilities and stockholders’ equity	$26,212,032	$26,750,316